EXHIBIT 4.19

Supplementary Agreement on Imported Material for Processing

Party A: Shenzhen Long Gong City Ping Hu Golden Bright Factory
Party B: Golden Bright Plastic Manufacturing Co. Ltd.
Business Unit: Shenzhen Long Gong City Foreign Economic Services Company

The original agreement is expired on 20 February, 2009. Due to successful mutual cooperation and the expansion on production capacity, Party A and Party B agree to extend the agreement by ten years, i.e. the new expiry date is 20 February, 2019. Below are the supplementary clauses:

a.	Fixed Processing Fee is adjusted to USD1.66 per square meter monthly.
b.	Local Labour Working Fee is adjusted to USD83.33 per head monthly.
c.	Due to Inflation, Fixed Processing Fee and Local Labour Working Fee will be adjusted in every two years with mutual agreement.

All other clauses remain unchanged.

This Agreement has 6 original copies and the agreement must be signed and stamped by all parties and need the approval by the related authority in order to come into effective.

Party A: Shenzhen Long Gong City Ping Hu Golden Bright Factory
Legal Representative (signature) :
Address :
Telephone :

Party B: Golden Bright Plastic Manufacturing Co. Ltd.
Legal Representative (signature) :
Address :
Telephone :

Business Unit: Shenzhen Long Gong City Foreign Economic Services Company
Person-in-charge (signature) :
Address :
Telephone :

(all Parties signed and stamped)

Date: 28 February, 2008